Exhibit 5.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 15, 2011 relating to the consolidated statement of financial position at December 31, 2010 and the consolidated statements of comprehensive loss and deficit, cash flows and changes in equity from the date of incorporation on October 22, 2010 to December 31, 2010, which appears in Pretium Resources Inc.’s Registration Statement on Form 40-F dated January 9, 2012.

We also consent to the reference to us under the headings “Interest of Experts” contained in such F-10.

signed “PricewaterhouseCoopers LLP”

Chartered Accountants
Vancouver, British Columbia

February 24, 2012